Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Receives Notice of Potential Delisting from Nasdaq

due to Late Filing of Form 10-K

SAN DIEGO, May 23, 2005 — PETCO Animal Supplies, Inc. (NASDAQ: PETCE) today announced that on May 19, 2005, the Company received notice from The Nasdaq Stock Market, Inc. Listing Qualifications Staff that the Company’s securities are subject to potential delisting as of May 31, 2005 due to the Company’s failure to file its annual report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”) on a timely basis.

On April 29, 2005, the Company had previously announced a delay in the filing of its 2004 Form 10-K pending the completion of its internal review, first announced on April 15, 2005, into errors involving the under-accrual of expenses in the Company’s Distribution Operation. The Company expects to file its 2004 Form 10-K within the next couple weeks.

Because of this delay, the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), which requires the timely filing with NASDAQ of all reports and other documents filed or required to be filed with the SEC. Also, as a result of the filing delinquency, NASDAQ changed the Company’s trading symbol for its securities from “PETC” to “PETCE” at the opening of business today, May 23, 2005.

The Company plans to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff determination and request continued listing on NASDAQ until the Company files its 2004 Form 10-K. In its notification letter, the NASDAQ staff informed the Company that this request will result in a postponement of the delisting pending the Panel’s decision. However, the Company can provide no assurance that the Panel will grant its request for continued listing.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 740 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward-looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the possibility that, in finalizing year-end processes, PETCO may determine that it had a significant deficiency or material weakness in internal control over financial reporting for fiscal 2004, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements or that other facts may come to the Company’s attention which may result in a restatement of the Company’s financial statements. These and other factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.